Exhibit 5.1

[Cardinal Health, Inc. Letterhead]

November 4, 2011

Cardinal Health, Inc.

7000 Cardinal Place

Dublin, OH 43017

Ladies and Gentlemen:

I am Vice President and Associate General Counsel of Cardinal Health, Inc., an Ohio corporation (the “Company”). I have acted as counsel to the Company in connection with the Company’s 2011 Long-Term Incentive Plan (the “Plan”). In connection with the opinion expressed herein, I or attorneys under my supervision have examined such documents, records and matters of law as I or they have deemed relevant or necessary for purposes of such opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, I am of the opinion that the 18,000,000 common shares, without par value, of the Company (the “Common Shares”) that may be issued or delivered and sold pursuant to the Plan and the authorized forms of stock option, restricted share or other applicable award agreements thereunder will be, when issued or delivered and sold in accordance with such Plan and agreements, validly issued, fully paid and nonassessable.

The opinion expressed herein is limited to, and my examination, or the examination by attorneys under my supervision, of matters of law in connection with the opinion expressed herein has been limited to, the laws of the State of Ohio, as currently in effect, and I express no opinion as to the effect of the laws of any other jurisdiction. In addition, I have assumed that the resolutions authorizing the Company to issue or deliver and sell the Common Shares pursuant to the Plan and the applicable award agreements will be in full force and effect at all times at which such Common Shares are issued or delivered or sold by the Company, and the Company will take no action inconsistent with such resolutions. In rendering the opinion above, I have assumed that each award under the Plan will be approved by the Board of Directors of the Company or an authorized committee of the Board of Directors.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect registration of the Common Shares to be issued or delivered and sold pursuant to the Plan under the Securities Act of 1933 (the “Act”). In giving such consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ James E. Barnett
James E. Barnett
Vice President and Associate
General Counsel